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                                                                    EXHIBIT 10.2







                                  CONFIDENTIAL



                            ASSET PURCHASE AGREEMENT


                                     Between


                       AMERICAN HOME PRODUCTS CORPORATION


                                       And


                           KING PHARMACEUTICALS, INC.


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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT dated as of June 22, 2000 (the "Agreement") by and between AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation ("AHP" or "Seller") and King Pharmaceuticals, Inc., a Tennessee corporation ("Buyer"). Seller and Buyer may each be referred to herein individually as a "Party" and collectively as the "Parties".

                              W I T N E S S E T H:

         WHEREAS, Seller, through its Wyeth-Ayerst Laboratories Division, is engaged in, among other things, the marketing and sale of certain products for human use marketed under the Bicillin(R), Wycillin(R) and Nordette(R) brand names (the "Brands"); and

         WHEREAS, Buyer desires to purchase certain assets of Seller relating to the Brands in the Territory (as defined below), and Seller desires to sell such assets to Buyer, upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the Parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Whenever used in this Agreement, unless otherwise clearly indicated by the context, the terms defined below shall have the indicated meanings:

         1.1 "Affiliate" shall mean, with respect to any Person, any Person which directly or indirectly through stock ownership or through other arrangements either controls, or is controlled by or is under common control with, such Person, provided, however, for purposes of this Agreement the term "Affiliate" shall not include subsidiaries in which a Person owns a majority of the ordinary voting power to elect a majority of the board of directors but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

         1.2 "Aggrieved Party" shall have the meaning set forth in Section 8.2.

         1.3 "Allocation Statement" shall have the meaning set forth on Section 2.6.

         1.4 "Applicable Laws" shall mean, with respect to the Purchased Assets in the Territory, all laws, treaties, statutes, ordinances, judgments, decrees, rules, injunctions, writs, regulations, binding arbitration rulings, orders, judicial or administrative interpretations of, any



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Governmental Authority having jurisdiction over the Purchased Assets in the
Territory, as may be in effect prior to the Closing Date.

         1.5 "Applicable Permits" shall mean any waiver, exemption, variance, permit, authorization, license or similar approval, required to be obtained under Applicable Laws in connection with the Purchased Assets.

         1.6 "Assumed Liabilities" shall mean (i) all future obligations relating exclusively to the Products that are required to be performed and fulfilled after the Closing under the terms of the Customer Contracts; (ii) except to the extent Buyer is specifically entitled to reimbursement pursuant to the terms of Section 2.10, obligations for the return of Products and for Product coupons returned after the Closing Date; (iii) state and federal Medicaid/Medicare rebates, managed care and administrative fees, in connection with Products sold in the Territory by Buyer (a) under the Marketing and Distribution Agreement, or (b) after the Closing Date; (iv) all customer chargebacks and similar payments to customers in connection with Products sold in the Territory, having activity dates (the date that a wholesaler ships the Product to a customer) from and after June 22, 2000; and (v) all product liability claims relating to the occurrences of injuries caused by Products sold by Buyer or the Purchased Assets from and after the Closing, except for any liabilities for which Seller has specifically agreed to indemnify Buyer pursuant to the terms of the Supply Agreements.

         1.7 "Books and Records" shall mean the original books and records of Seller related exclusively to the Products or the Purchased Assets and copies of such other books and records of Seller to the extent related to the Purchased Assets.

         1.8 "Brands" shall have the meaning set forth in the first whereas clause of this Agreement.

         1.9 "Closing" shall have the meaning set forth in Section 2.3.

         1.10 "Closing Date" shall have the meaning set forth in Section 2.3.

         1.11 "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

         1.12 "Commercially Reasonable Efforts" shall mean reasonable efforts and resources at least equal to those normally used by a Party for a product owned by it or to which it has rights.

         1.13 "Copromotion Agreement" shall mean that certain copromotion agreement entered into by the parties on even date herewith, pursuant to which Seller will have the right to copromote with Buyer, Buyer's pharmaceutical products containing ramipril or ramiprilat, including, without limitation, ALTACE(R).



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         1.14 "Customer Contracts" shall mean those contracts listed in Exhibit
B hereto, between Seller or any of its Affiliates and certain third parties pursuant to which such third parties, inter alia, purchase or use any Products sold by Seller or its Affiliates in the Territory.

         1.15 "Costs" shall have the meanings set forth in Section 8.1.

         1.16 "Encumbrances" shall mean all claims, security interests, liens, pledges, charges, escrows, rights of first refusal, mortgages, hypothecations, indentures, security agreements or any other encumbrances of any kind, whether existing now or by reason of acceleration because of the conveyance of the Purchased Assets.

         1.17 "Excluded Assets" shall mean any and all of the assets of Seller not specifically included among the Purchased Assets, including but not limited to, cash; cash equivalents; accounts receivables; any type of receivable relating to Taxes; inventory for all Products which are subject to the Supply Agreements, including but not limited to finished goods, packaging materials, raw materials and works in progress; all machinery and equipment used in the manufacture of all Products; Excluded Know-How; and other intellectual property (to the extent relating to geographic areas outside the Territory).

         1.18 "Excluded Know-How" shall mean any and all Know-How owned or controlled by Seller or one of its Affiliates other than the Included Know-How, including without limitation Know-How related to Seller's product(s) other than the Products.

         1.19 "Governmental Authority" shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States including but not limited to federal, state, district, territory possession, or commonwealth thereof.

         1.20 "HSR Act" shall have the meaning set forth in Section 6.3.

         1.21 "Included Intellectual Property" shall mean (i) all Included Know-how; (ii) all Purchased Trademarks; (iii) the registered internet domain name "Nordette.com"; and (iv) all copyrights, copyright registrations and applications for registration, inventions, designs, industrial and utility models (including registrations and applications for registration thereof), and all other intellectual property rights (other than the Licensed Trademarks) whether registered or not, in each case in this clause (iv) which are owned by Seller and exclusively related to the Products.

         1.22 "Included Know-How" shall mean any and all Know-How owned by Seller exclusively related to the Products and/or the Purchased Assets.

         1.23 "Indemnifying Party" shall have the meaning set forth in Section 8.2(i).

         1.24 "Indicia" shall have the meaning set forth in Section 7.



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         1.25 "Know-How" shall mean any and all product specifications, processes, product designs, plans, trade secrets, ideas, concepts, manufacturing, engineering and other manuals and drawings, SOP's, PLC's, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information.

         1.26 "License Agreement" shall mean the non-exclusive license agreement, in the form of Exhibit C attached hereto and incorporated herein by reference.

         1.27 "Licensed Trademarks" shall mean the those trademarks indemnified on Exhibit D attached hereto in the Territory.

         1.28 "Marketing and Distribution Agreement" shall mean the Marketing and Distribution Agreement in the form of Exhibit E attached hereto, pursuant to which Seller shall market and distribute the Products on Buyer's behalf from June 22, 2000 until the Closing Date, or such earlier date as this Agreement may be terminated pursuant to Section 9.2.

         1.29 "Material Adverse Effect" shall mean any event, circumstance or effect that is materially adverse to the Purchased Assets or the business, assets, operations, results of operations or financial condition of the manufacture, distribution or sale of any of the Products, taken as a whole, other than any event, change, circumstance or effect relating (x) to the United States economy in general, (y) in general to the industries in which the Products are sold and not specifically relating to the Products; provided that the Products, taken as a whole, are not materially disproportionately affected as compared to other Persons engaged in such industry by such event, change, circumstance or effect or (z) changes, circumstances and effects relating to the announcement of the transactions contemplated by this Agreement.

         1.30 "Minimum Loss" shall have the meaning set forth in Section 8.3.

         1.31 "Net Sales" shall mean the gross amount invoiced for a Product by Buyer or its Affiliates to unaffiliated third parties in the Territory, less returns and less the following amounts to the extent deducted from or on such invoice or absorbed or accrued by Buyer or its Affiliates as required by United States generally accepted accounting principles: (i) customary quantity, trade and/or cash discounts, chargebacks, returns, allowances, rebates (including any and all federal, state or local government rebates, e.g., Medicaid rebates) and price adjustments allowed or given; and (ii) sales and other excise taxes and duties directly related to the sale, to the extent such items are included in the gross invoice price.

         1.32 "Note" shall mean the promissory note in the principal amount of $25 million, in the form attached as Exhibit A to the Stock and Note Purchase Agreement.

         1.33 "Permitted Encumbrances" shall have the meaning set forth in
Section 3.3(b).



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         1.34 "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         1.35 "Post-Closing Tax Period" shall mean any Tax period (or portion thereof) beginning on the day immediately following the Closing Date.

         1.36 "Pre-Closing Tax Period" shall mean any Tax period (or portion thereof) ending on the Closing Date.

         1.37 " Products" shall mean the products bearing one of the Trademarks assisting of one of the Brands listed in Exhibit A hereto and sold for human use prior to Closing.

         1.38 "Purchase Price" shall have the meaning set forth in Section 2.1.

         1.39 "Purchased Assets" shall mean, collectively, in each case relating solely to the Products in the Territory, the Included Intellectual Property, Buyer's rights and obligations under the License Agreement, Books and Records, historical sales data, marketing and promotional materials and plans, all transferable licenses, permits or other Governmental Authority authorizations exclusively relating to the Products, including the Regulatory Approvals (except for the New Drug Applications for the Nordette(R) Product, which shall be transferred to Buyer as provided in Section 6.8(d)), the rights and future obligations of Seller relating exclusively to the Products under the Customer Contracts, and all goodwill related exclusively to the Brands.

         1.40 "Purchased Trademarks" shall mean (a) the trademarks listed on
Schedule 3.6(a), service marks, trade names (excluding the names "American Home Products," "Wyeth-Ayerst," "Lederle", the "Safer Sex Initiative" and "Pilpak" trademark currently used in connection with the Nordette(R) Product, and derivatives and variations thereof), trade dress, labels, logos and all other names and slogans owned by Seller and exclusively associated with the Brands, whether or not registered, and any applications or registrations therefor, and
(b) any associated goodwill incident thereto, in each case which are exclusively employed in connection with the Purchased Assets as currently manufactured, distributed and sold and specifically limited to applicability and use in the Territory.

         1.41 "Regulatory Approvals" shall mean all authorizations by the appropriate Governmental Authorities which are required for the manufacture (other than manufacturing facilities licenses, approvals or authorization), marketing, promotion, pricing and sale of the Products in the Territory, including approved New Drug Applications for the Products which are owned by Seller or its Affiliates, together with all supplements, licenses and all correspondence to or from Governmental Authorities exclusively related to the Products in the Territory.

         1.42 "Stock and Note Purchase Agreement" shall mean the Stock and Note Purchase Agreement entered into by the Parties on June 22, 2000.



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         1.43 "Supply Agreements" shall mean the Supply Agreements substantially in the form of Exhibit F-1 and Exhibit F-2 related to (a) the Bicillin(R) and Wycillin(R) Products; and (b) the Nordette(R) Product.

         1.44 "Taxes" (and with correlative meanings, "Tax," "Taxes," and "Taxable") shall mean all taxes of any kind imposed by a federal, state, local or foreign Governmental Authority, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, excise, stamp, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

         1.45 "TB Tine Test Products" shall mean Seller's tuberculin, purified protein derivative (PPD) tine test products.

         1.46 "Termination Date" shall have the meaning set forth in Section
9.1.

         1.47 "Territory" shall mean the United States of America, the District of Columbia and the Commonwealth of Puerto Rico.

         1.48 "Trademark License Agreement" shall mean the Trademark License Agreement covering the Licensed Trademarks substantially in the form of Exhibit G attached hereto.

         1.49 "Transaction Agreements" shall mean this Agreement, the Marketing and Distribution Agreement, the Supply Agreements, the License Agreement, the Stock and Note Purchase Agreement and the Trademark License Agreement.

                                    ARTICLE 2

                     PURCHASE AND SALE; CLOSING; ALLOCATION

         2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, (a) Seller shall sell, assign, transfer and deliver to Buyer the Purchased Assets, and (b) Buyer shall purchase and accept the Purchased Assets from Seller, subject to Buyer's assumption of the Assumed Liabilities, for an aggregate purchase price of two hundred million dollars ($200,000,000) (collectively, the "Purchase Price"). The Purchase Price shall be payable as provided in Section 2.4(a).

         2.2 Assumption of Liabilities. With respect to the purchase and sale of the Purchased Assets, in addition to payment of the Purchase Price and pursuant to assumption agreements to be executed and delivered in accordance with Section 2.4(g), Buyer shall assume at the Closing and subsequently, in due course in accordance with the terms applicable thereto,



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pay, honor and discharge (except where it is contesting in good faith) all of the Assumed Liabilities.

         2.3 The Closing. Unless this Agreement shall have been terminated, on the terms and subject to the conditions of this Agreement, the closing of the sale and purchase of the Purchased Assets and the consummation of the other transactions contemplated hereby (the "Closing") shall take place at the offices of Wyeth-Ayerst Laboratories, 150 A-3 North Radnor-Chester Road, St. Davids, PA 19087 on the later of July 7, 2000 or the third business day after the date on which the last to be fulfilled or waived of the conditions set forth in Article 7 shall be fulfilled or waived in accordance with this Agreement or at such other time, date or place as the parties may mutually agree upon in writing (the "Closing Date"). At the Closing, the parties to this Agreement will exchange funds, certificates and other documents specified in this Agreement. For purposes of this Agreement the Closing will be treated as if it occurred at 11:59 p.m. on the Closing Date.

         2.4 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

             (a) cash in the amount of One Hundred and Seventy-Five Million Dollars ($175 million) payable by wire transfer in immediately available funds to a U.S. bank account of Seller (which account shall be designated by Seller no fewer than two business days prior to the Closing Date);

             (b) the certificate executed by an authorized officer of Buyer required to be delivered pursuant to Section 7.2(c);

             (c) a certificate, executed by an authorized officer of Buyer, certifying (i) the due organization and good standing of Buyer, and
         (ii) the authority and incumbency of officers of Buyer executing this Agreement and the other agreements, instruments or certificates delivered at the Closing;

             (d) the Supply Agreements, duly executed by Buyer;

             (e) the License Agreement, duly executed by Seller;

             (f) the Trademark License Agreement, duly executed by Seller;

             (g) the Note in the principal amount of Twenty-Five Million Dollars ($25 million), duly issued and executed by Buyer;

             (h) a copy of the notice(s) required by 21 CFR 314.72(a)(i) from Buyer to the FDA relative to the transfer of ownership of the Bicillin(R) and Wycillin(R) Products;



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             (i) such instruments of assumption and other certificates, instruments or documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect Buyer's assumption under Applicable Laws of the Purchased Assets and the Assumed Liabilities; and

             (j) such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect the Closing.

         2.5 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

             (a) the certificate executed by authorized officers of Seller required to be delivered pursuant to Section 7.3(c);

             (b) a certificate, executed by an authorized officer of Seller, certifying (i) the due organization and good standing of Seller, and
         (ii) the authority and incumbency of officers of Seller executing this Agreement and the other agreements, instruments or certificates delivered upon the Closing;

             (c) the Supply Agreements, duly executed by Seller;

             (d) the License Agreement, duly executed by Seller;

             (e) the Trademark License Agreement, duly executed by Seller;

             (f) the Note, duly acknowledged and agreed to by Seller

             (g) a copy of the notice(s) required by 21 CFR 314.72(a)(i) from Seller to the FDA relative to the transfer of ownership of the ownership of the Bicillin(R) and Wycillin(R) Products;

             (h) bills of sale and any other appropriate instruments of sale and conveyance, in form and substance reasonably acceptable to Buyer and Seller, transferring under Applicable Laws all Included Intellectual Property included within the Purchased Assets to Buyer or its Affiliates subject to the Permitted Encumbrances. Buyer, at its own expense, shall prepare any and all individual assignment documents required and record them with the U.S. Patent and Trademark Offices;

             (i) to the extent the following items have not previously been provided to Buyer;



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                 (i)  complete and accurate copies of Seller's and its relevant
                      Affiliates' customer lists including relevant sales data for the Products; and

                 (ii) copies of current and pending Customer Contracts for the
                      Products, which shall be redacted for the purpose of deleting information that is not related to the Products and other confidential information; and

             (i) such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect the Closing.

         2.6 Delivery of Financial Statements. Within thirty (30) days of the Closing Date, Seller will deliver to Buyer audited financial statements for the Products for the year 1999. In addition, Seller will deliver to Buyer unaudited financial statements for the Products for the first two calendar quarters of 2000. King agrees to reimburse AHPC for the expenses for the preparation of such financial statements which are estimated to be thirty-five thousand dollars ($35,000). Buyer and Seller shall cooperate with one another in connection with the preparation of said financial statements for the Products. Buyer acknowledges that said financial statements for the Products will be prepared in accordance with usual and customary financial information provided in prior audited statements delivered to Buyer by Seller.

         2.7 Allocation.

             (a) Prior to Closing, Buyer and Seller shall use diligent efforts to agree upon a statement, (the "Allocation Statement") setting forth the respective values of the Purchased Assets, which shall be used for the allocation of the Purchase Price among the Purchased Assets.

             (b) Seller and Buyer covenant and agree to report for Tax purposes the allocation of such Purchase Price among the Purchased Assets in a manner entirely consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement and in filing all tax returns (including without limitation filing Form 8594 with its federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review or tax litigation relating thereto.

         2.8 Seller's Retention of Certain Rights. Notwithstanding anything to the contrary contained in this Agreement, and for purposes of clarity, except as described on Schedule 2.8, Seller shall retain ownership of and all rights in and to (i) the current NDC numbers and product codes it uses for each of the Products (subject to Buyer's right to sell Products under the Supply Agreements using said NDC numbers and product codes), (ii) the real and personal property (including without limitation all equipment) and general manufacturing know-how used by Seller in manufacturing the Products (either before, during or after the term of this Agreement)



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other than the Included Know-How, (iii) the Excluded Know-how without limitation, (iv) to utilize the Included Know-how (a) without restriction outside the Territory, and (b) within the Territory (i) to manufacture, distribute, promote, advertise, use, and/or sell products other than the Products, (ii) to produce the Products under the Supply Agreements, (iii) to manufacture, use and sell Products both in and outside the Territory as veterinary pharmaceutical products, or have the foregoing activities done, (iv) to manufacture, distribute, promote, advertise, use and/or sell Products for direct export by Seller and/or its Affiliates outside of the Territory, or have the foregoing activities done. This Agreement shall not affect the rights of Seller, and/or its Affiliates, to utilize in countries and territories other than the Territory, Seller's trademarks, copyrights, trade dress, product shapes, packaging, label, product, and other designs and Indicia of Seller's ownership; and (v) to supply Berlex Laboratories with its requirements of the monophasic oral contraceptive product equivalent to the Nordette(R) Product.

         2.9 Contingent Payment. Seventy five million dollars ($75,000,000) of the Purchase Price (the "Contingent Payment") shall be received by Seller as contingent payment for aggregate, consolidated Net Sales of the Products in calendar year 2001 totaling not less than twenty one million dollars ($21,000,000) (the "Sales Target"), such Contingent Payment subject to pro rata reduction for Net Sales of Products below the Sales Target. Notwithstanding the foregoing, the full Purchase Price, including the Contingent Payment, shall be retained by Seller with no refund of the Contingent Payment if Buyer fails to use Commercially Reasonable Efforts to promote and sell the Products, or if there are Net Sales of any Product greater than in the ordinary course of business for the calendar quarter ending December 31, 2000 or calendar years ending December 31, 2001 and starting January 1, 2002. If the immediately preceding sentence does not apply, then Seller shall pay to Buyer, within thirty
(30) days after receiving from Buyer's chief financial officer a certificate as to the aforesaid Net Sales during the relevant periods, a payment in the amount of the Contingent Payment if the Sales Target is not achieved, or such portion of such Payment as shall reflect a pro rata reduction for consolidated Net Sales of Products during 2001 of less than the Sales Target.

         2.10 Seller's Covenant Not to Compete. Seller covenants not to sell, directly or indirectly, in the Territory any generic to the Products until after the third annual anniversary of the Closing Date, provided that in the event Seller or any of its Affiliates merges with, acquires, or is acquired by any other business that, prior to such merger or acquisition was selling any generic to any of the Product(s) in the Territory, then Seller shall be permitted to continue selling such generic to the Product(s) in unlimited quantities notwithstanding anything in this Agreement to the contrary. The Supply Agreement between Seller and Berlex Laboratories by which Seller has agreed to supply Berlex with its requirements of the monophasic oral contraceptive product equivalent to the Nordette(R) Product shall be deemed not to be a breach of Seller's covenant not to compete. In the event that Seller merges with, acquires or is acquired by any other business selling any generic to any of the Product(s), Seller shall promptly notify Buyer in writing if and when Seller determines to sell or outlicense any such generic product. Buyer shall have sixty (60) days from the date such notice is given to make a written proposal to Seller for the acquisition of rights to such generic product(s). If Buyer provides such notice to Seller within such sixty (60) days, the Parties shall negotiate in good faith the terms and conditions of an agreement for Buyer's acquisition of rights to such generic product(s). In the



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event that (i) Buyer does not provide such notice to Seller within sixty (60)
days of the giving of Seller's notice or (ii) Buyer does provide such notice and after a period of sixty (60) days from the date of such notice, despite good faith negotiations, the Parties have not entered into a written agreement setting forth the terms and conditions of such acquisition of rights to such generic product(s), Seller shall have the right to at any time within the following six (6) calendar months sell or otherwise transfer rights to such generic product(s) to any third party on terms and conditions, taken as a whole, that are not more favorable to the third party than those last offered to Buyer by Seller in writing, and after such six (6) calendar month period at any time on any terms and conditions.

         2.11 Returns. As of the Closing Date and thereafter, Buyer shall be responsible for all returns of Products sold in the Territory by Buyer provided, however, that for the period of six (6) months following the Closing Date, Seller will reimburse Buyer in an amount not to exceed one million dollars ($1,000,000) for all qualified returns of Products bearing a Seller label sold by or on behalf of Seller or its Affiliates prior to the Closing Date (other than Products sold by Buyer under the Marketing and Distribution Agreement) for which returns, Buyer gives a refund or credit to the customer, provided, however, that any credits or refunds Seller directly gives to any customer's returns of any such Product shall be credited toward such reimbursement and Buyer shall refund to Seller any amount of credits and refunds given by Seller to customers which amount, in conjunction with any reimbursements made by Seller to Buyer under this Section 2.10, exceeds one million dollars ($1,000,000). Five
(5) months after the Closing Date, Seller shall send a written notice to all customers for Products during calendar year 2000 up to the Closing Date stating that Seller shall no longer accept returns of the Products and refer such customers to Buyer. Seller's reimbursement obligation shall not extend to storage or other defects attributable to Buyer. Buyer shall not encourage Products returns or accept unusual amounts of Products returns outside of the normal course of business without the prior written consent of Seller. Seller shall have the right to audit the Products returns submitted by Buyer for reimbursement. For reimbursement, Buyer must submit a written request for reimbursement to Seller and supply Seller with all related supporting documentation reasonably requested by Seller and in the possession or control of Buyer.

         2.12 Chargebacks. As of the Closing Date and thereafter, Buyer shall be responsible for all customer chargebacks for Products sold in the Territory, provided, however, that with respect to such sales of Products, Seller for a period of six (6) months after June 22, 2000 shall reimburse Buyer for all qualified customer chargebacks having activity dates prior to June 22, 2000.

         2.13 Reacquisition Rights. In the event that Seller terminates the Copromotion Agreement pursuant to Section 11.3(a) or Section 11.3(b) thereof, Seller shall have the right, but not the obligation, to reacquire all Purchased Assets sold to Buyer hereunder which in any way relate to the Nordette(R) Products. If Seller so elects to reacquire such Purchased Assets, Seller shall, within thirty (30) days of the effective termination date of the Copromotion Agreement, give Buyer written notice of such election. Upon Buyer's receipt of such notice the Parties shall promptly, but in no event less than thirty (30) days, negotiate, in good faith and execute an asset purchase agreement for the transfer of such Purchased Assets to Seller, provided, however, that



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the total consideration payable by Seller for such reacquisition of rights shall be one hundred ten million dollars ($110,000,000) payable in immediately available funds by wire transfer on the closing date of such asset purchase agreement. Additionally, upon Sellers reacquisition of such Purchased Assets (i) Buyer's rights under the Trademark License Nordette(R) Products shall automatically terminate, (ii) Buyer's rights, under the License Agreement, to use Excluded Know-How relating to the Nordette(R) Products shall automatically terminate, (iii) the Nordette(R) Supply Agreement shall automatically terminate, and (iv) Buyer's rights, under the Marketing and Distribution Agreement to the extent they relate to the Nordette(R) Products shall automatically terminate.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller hereby represents and warrants to Buyer as follows:

         3.1 Organization, Good Standing, Power, Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Seller, the execution and delivery by Seller of the Transaction Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and no other or further corporate proceedings will be necessary for the execution and delivery of such agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights and general principles of equity.

         3.2 Governmental Authorization; Required Consents. The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby or thereby will not require any notice to, filing with, or the consent, approval or authorization of, any Person or Governmental Authority, except as contemplated in Section 6.3 hereof or as set forth in Schedule 3.2, other than where the failure to obtain such consent, approval or authorization, or to give or make any such notice or filing, would not be reasonably expected to have a Material Adverse Effect.

         3.3 Properties.

             (a) Except as set forth on Schedule 3.3(a), Seller has good and marketable title to all Purchased Assets.

             (b) No Purchased Asset is subject to any Encumbrance, except (i) liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith; (ii) immaterial mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business; and
         (iii) any Encumbrances which do not materially detract from the value of such Purchased Asset as now used, or materially interfere with any present or intended use of such Purchased Assets (all items included in items (i) through (iii) are referred to collectively herein as the "Permitted Encumbrances").

         3.4 Sufficiency of Intellectual Property. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to each of the Purchased Assets, free and clear of all Encumbrances, except the Permitted Encumbrances. Other than as described on
Schedule 3.3 (subject to Section 3.7 of this Agreement) or any Excluded Asset, the Included Intellectual Property and the Licensed Trademarks constitute, and on the Closing Date will constitute, all of the intellectual property rights used, necessary for use, or held for use in the manufacture, testing, release sale and distribution of the Products in the Territory.

         3.5 Litigation. Except as set forth in Schedule 3.5, there is no civil, criminal or administrative action, suit, hearing, proceeding or investigation pending or, to the knowledge of Seller, threatened against the Seller relating directly to the Purchased Assets or the transactions contemplated hereby, other than those that individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect.

         3.6 Intellectual Property Rights.

             (a) Schedule 3.6(a) sets forth a listing of (i) all Purchased Trademarks, registered copyrights and applications for copyright registration, industrial and utility model registrations and applications therefor, and design registrations and applications therefor, included in the Included Intellectual Property that are owned by Seller and included in the Purchased Assets, (ii) all contracts under which Seller is licensed or otherwise uses or is permitted to use Included Intellectual Property primarily in connection with the Purchased Assets, (iii) all contracts under which Seller licenses or otherwise permits any Party to use Included Intellectual Property used primarily in connection with the Purchased Assets.

             (b) To the knowledge of Seller (i) except as set forth in Schedule 3.6(b)(i), no Person has claimed that the Purchased Assets infringe on or otherwise violate the intellectual property rights of any other Person and (ii) except as set forth on Schedule 3.6(b)(ii) no Person is challenging or infringing or otherwise violating the Included Intellectual Property.

             (c) Except as disclosed on Schedule 3.6(c), Seller either (i) owns the entire right, title and interest in and to the Included Intellectual Property free and clear of any Encumbrances; or (ii) has the royalty-free right to use the same.

         3.7 Compliance with Law. Except as set forth in Schedule 3.4 or
Schedule 3.7 the Purchased Assets have been utilized in compliance with all Applicable Laws, except where the failure so to comply would not be reasonably expected to have a Material Adverse Effect.

         3.8 FDA Matters. Except as set forth on Schedule 3.8, none of the Products are being manufactured (other than manufacture in connection with research and development) packaged, tested or released or sold by Seller which at the date hereof would require any approval of the FDA or any other Governmental Authority for the purpose for which they are being manufactured, assembled or sold for which such approval has not been obtained. There is no action or proceeding by the FDA or any other Governmental Authority, including, but not limited to, recall procedures, pending or, to the knowledge of Seller, threatened against Seller relating to safety or efficacy of any of the Purchased Assets.

         3.9 Facilities and Manufacturing. Except as set forth on Schedule 3.9, and only to the extent it could have a Material Adverse Effect on the Purchased Assets or AHPC's performance hereunder or under any of the Transaction Agreements, during the period commencing on January 1, 1998, and ending on the date hereof, with respect only to the Products, neither AHPC nor its Affiliates have received or been subject to: (i) any FDA form 483's relative to the Products; (ii) any FDA Notices of Adverse Findings relative to the Products; or
(iii) warning letters or other correspondence from the FDA or any other governmental officials or agencies concerning the Products in which the FDA or other such governmental officials or agencies asserted that the operations of AHPC were not in compliance with applicable law, regulations, rules or guidelines.

         3.10 Broker's Fees. Seller has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

         3.11 No Other Representations of Warranties. Except for the representations and warranties of Seller expressly set forth in this Agreement, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller, or otherwise with respect of the Products or the Purchased Assets.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer hereby represents and warrants to Seller that:

         4.1 Corporate Organization, Good Standing, Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Tennessee. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Buyer, the execution and delivery by Buyer of the Transaction Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no other or further corporate proceedings will be necessary for the execution and delivery of such agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against such Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights and general principles of equity.

         4.2 Broker's Fees. None of Buyer or any of its Affiliates has employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

         4.3 Consents and Approvals. Except as contemplated by Section 6.3 hereof, no material filing with, and no material permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement or the other agreements which Buyer will execute pursuant to the terms of this Agreement.

         4.4 Financial Capability. Buyer has sufficient funds available or loan commitments to purchase the Purchased Assets on the terms and subject to the conditions of this Agreement.

         4.5 No Other Representations or Warranties. Except for the representations and warranties of Buyer expressly set forth in this Agreement, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

                                    ARTICLE 5

                     CONDUCT OF BUSINESS PENDING THE CLOSING

         Seller agrees that:

         5.1 Conduct of the Business. From the date hereof until the Closing Date, Seller shall utilize the Purchased Assets in the ordinary course consistent with past practice and shall not take any action to encourage its customers to purchase quantities of Products prior to the Closing Date that are in excess of the quantities needed by such customers to satisfy their normal inventory requirements for such Products. Buyer acknowledges that Seller implemented a 3.4% price increase for the Bicillin(R) product on or about June 1, 2000 with no buy-in.

         5.2 Certain Actions. Seller shall not waive, release, grant or transfer any Included Intellectual Property or modify or change in any material respect any existing material license, distribution agreement or other document, in each case, other than in the ordinary course of business.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

         The parties hereto agree that:

         6.1 Expenses. All expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a Party, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

         6.2 Additional Agreements. Subject to the terms and conditions herein provided, each of the Parties hereto agrees (i) to use reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, (ii) to use reasonable efforts to obtain all necessary consents and approvals (or effective waiver thereof) from other parties to material agreements, contracts, instruments and other contracts; provided, however, that if any such consents and approvals are not obtained, Seller shall cooperate with Buyer after the Closing to provide to Buyer substantially equivalent benefits under or with respect to the matter as to which the approval or consent is not obtained, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to use reasonable efforts to effect all necessary registrations and filings and submissions of information required or requested by Governmental Authorities with respect to the transactions contemplated hereby, and (v) including assigning or reassigning, or granting rights, in relation to assets contemplated by this Agreement to be retained by Seller or transferred to Buyer and inadvertently transferred to Buyer or retained by Seller, as the case may be.

         6.3 Filings and Authorizations. Seller and Buyer have filed all notifications and information required to be filed or supplied pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") in connection with the transactions contemplated by this Agreement. Seller and Buyer, as promptly as practicable, will make, or cause to be made, all such other filings and submissions under Applicable Laws, or to their subsidiaries and Affiliates, as may be required for them to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, and Buyer will obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Authorities necessary to be obtained by them, or their Affiliates, in order for them so to consummate such transactions.

         6.4 Use of Certain Names. Within ninety (90) days after the Closing, Buyer shall revise product literature and labeling (including stickering), change packaging and stationery, and otherwise discontinue use of the names "American Home Products," "Wyeth-Ayerst," "Lederle", the "Safer Sex Initiative" and "Pilpak" trademarks currently used in connection with the Nordette(R) Product, and derivatives and variations thereof in the manner set forth in the Supply Agreements.

         6.5 Transaction Agreements. At the Closing, Seller will enter into the Marketing and Distribution Agreement, the Supply Agreements, the License Agreement, and the Trademark License Agreement with Buyer.

         6.6 Use of Certain Assets. The parties agree that Seller, and/or its Affiliates, own trademarks, copyrights, trade dress, product shapes, packaging, label, product, and other designs and indicia of ownership (hereinafter collectively, "Indicia") associated with the Brands and the Products and the cartons and containers therefor used for advertising and other materials associated therewith as well as various registrations thereof in countries and territories other than the Territory. Buyer hereby acknowledges the validity and ownership by Seller of any and all such Indicia and any and all registrations thereof and hereby agrees that except in the Territory and as expressly provided for in this Agreement, Buyer shall not after the Closing directly or indirectly associate, register, use, or apply or permit the association, registration, use or application of any of such Indicia or registrations or anything imitative of or which resembles or is confusingly similar to or with any of such Indicia or registrations in connection with any business of or associated with Buyer or its Affiliates or to or with any products manufactured, permitted, or distributed by or for Buyer or its Affiliates. The provisions of this paragraph shall survive Closing indefinitely.

         6.7 Option to TB Tine Test Products. Provided that Buyer is not in breach of any material term of this Agreement at the time of its exercise, Buyer shall have an exclusive option (the "Option Right") to purchase the TB Tine Test Products for the sum of seven million dollars ($7,000,000), exercisable on or after January 2, 2001 and before April 1, 2001. Buyer may exercise its Option Right by written notice to Seller made at any time from January 2, 2001 through March 31, 2001. If Buyer exercises its Option Right the Parties shall negotiate in good faith the remaining terms of an asset purchase agreement for the sale and purchase of the TB Tine Test Products. If, after a period of ninety
(90) days from the date of Buyer's notice of exercise of its Option Right, despite good faith negotiations, the Parties have not entered into a written agreement setting forth the terms of the sale and purchase of the TB Tine Test Products, Seller shall have the right to at any time within the following six
(6) calendar months sell the TB Tine Test Products to any third party on terms and conditions, taken on a whole, that are not more favorable to the third party than those last offered to Buyer by Seller in writing, and after such six (6) calendar month period at any time on any terms and conditions.

         6.8 Regulatory Matters.

             (a) Within thirty (30) days after the Closing Date, Seller shall provide Buyer with complete copies of Sellers Regulatory Approvals for the Products on the Territory and all correspondence or other documents reasonably related to such Regulatory Approvals.

             (b) Buyer irrevocably grants to Seller and its Affiliates the right to reference and quote the Regulatory Approvals and all portions thereof to support Seller's Product related activities outside of the Territory and to support any veterinary pharmaceutical products, which Seller currently markets or sells or may, in the future, market or sell. Buyer shall not amend the Regulatory Approvals for the Bicillin(R) and Wycillin(R) Products during the respective term of the Supply Agreement for each such Product without the prior written consent of Seller, such consent not to be unreasonably withheld, and Seller shall respond to Buyer's request for consent within thirty (30) days from such request.

             (c) Upon transfer and assignment of each of the Regulatory Approvals to Buyer, as provided in Section 2.5 and Section 6.8(d), and thereafter Buyer shall be solely responsible for conducting all activities in connection with such Regulatory Approvals for the Bicillin(R), Wycillin(R), and Nordette(R) Products, as applicable, including, without limitation, communicating, and preparing and filing all reports (including, without limitation, adverse drug experience reports) with the appropriate Governmental Authorities in the Territory and interacting with any third parties with respect to Products sold or distributed in the Territory; provided, however, that for up to sixty
         (60) days after such transfer, Seller shall assist and cooperate in the transition of such activities to Buyer. Additionally, to the extent that Buyer is obligated, under Applicable Laws, to report to Governmental Authorities in the Territory, adverse drug experiences associated with Products sold by or on behalf of Seller outside of the Territory, Seller shall provide Buyer with information about such adverse drug experiences in accordance with the provisions of this Section, and to the extent that Seller is obligated under Applicable Laws to report adverse drug experiences associated with Products sold by or on behalf of Buyer inside the Territory, Buyer shall provide Seller with information about such adverse drug experiences in accordance with the provisions of this Section 6.9.

             (d) Seller and Buyer shall work together to transfer and assign Seller's current New Drug Application for the Nordette(R) Product in the Territory to Buyer at such time and in such a manner that is reasonably acceptable to both Parties and which will permit AHPC to continue manufacturing products equivalent to the Nordette(R) for sale to Berlex for resale in the Territory or for sale by AHPC or its Affiliates, directly or indirectly, outside the Territory

             (e) After the Closing Date, Buyer shall pay all NDA maintenance fees and any establishment license fees of Buyer, its Affiliates or third parties which must be paid with respect to facilities used in the manufacture of Products by or on behalf of Buyer. Notwithstanding the foregoing, for so long as Seller is supplying Products to Buyer in accordance with the Supply Agreements, Seller shall pay any establishment license fees which must be paid with respect to Seller's, its Affiliates or subcontractor's facilities used for the manufacture of the Products.

             (f) In order for the Parties to comply with their respective responsibilities under this Section 6.8 and otherwise relating to the reporting of adverse drug experiences, to the extent either Party receives any information regarding adverse drug experiences related to the use of the Product, whether such use is within or outside of the Territory, such Party shall promptly provide the other Party with such information in accordance with the Adverse Event Reporting Procedures (as may be amended from time to time upon mutual agreement) set forth in Exhibit H.

             (g) AHPC covenants to complete at its expense the open regulatory issues identified on Exhibit I, as soon as reasonably practicable after the Closing, for filing with the FDA by King.

         6.9 Technology Transfer.

             (a) As soon as practicable after the Closing, Seller shall furnish Buyer with one (1) copy of the Included Know-How, including all technical, manufacturing and Seller's other written information, including but not limited to process sheets, raw material and process specifications, manuals, vendors lists, and other writing specifically relating to the Products, which are currently used by Seller, its Affiliates or sub-contractors to manufacture package, test or release or have manufactured, packaged, tested or released Products according to the methods used by Seller or its Affiliates or sub-contractors to manufacture, package, test or release or have manufactured, packaged, tested or released Products according to the methods used by Seller or its Affiliates or sub-contractors. Seller agrees that Buyer, its Affiliates or its permitted sublicensees, may use all Included Know-How listed in the preceding sentence for the manufacture, packaging, testing or release of the Products for sale in the Territory.

             (b) In connection with the transfer of information described in
         Section 6.9(a), Seller shall permit a reasonable number of Buyer's technically skilled personnel and sub-contractors designated by Buyer (with travel and living expenses paid by Buyer) to make one or more visits to such facilities of Seller or its Affiliates as may be engaged in the manufacture of Products for up to an aggregate of thirty (30) man-days in order to inspect and be instructed in all manufacturing techniques and procedures used by Seller, its Affiliates or sub-contractors in the manufacture of Products.

             (c) Buyer agrees that it and its designees shall use all Included Know-How provided to Buyer by or on behalf of Seller, its Affiliates or sub-contractors for the sole purpose of making, using and/or selling the Products only for human use in the Territory and shall not use or permit any third party to use such Included Know-How for the purpose of making Products for sale outside the Territory or for use as veterinary pharmaceutical products within or outside of the Territory. In the event, due to Buyer's failure to comply with any provision of the Transaction Agreements, the Included Know-How is used for the purpose of making Products for either sale outside the Territory or sale as veterinary pharmaceutical products within or outside of the Territory, Buyer shall immediately cease such use and/or sale and take such action as may be necessary to prevent a third party from using such Included Know-How for the purpose of making Products for sale outside the Territory. The provisions of this Section shall not limit any other remedy Seller has on account of the use of the Included Know-How for the purpose of making Products for sale outside the Territory or for sale as veterinary pharmaceutical products within or outside the Territory.

             (d) Seller agrees that it and its designees shall use all Included Know-How only for purposes consistent with Seller's retained rights under Section 2.7. In the event, due to Seller's failure to comply with any provisions of the Transaction Agreements, the Included Know-How is used for purposes inconsistent with Seller's retained rights under
         Section 2.7, Seller shall immediately cease such use and/or sale and take such action as may be necessary to prevent a third party from using such Included Know-How for the purpose of making Products for human use for sale inside the Territory. The provisions of this Section shall not limit any other remedy Buyer has an account of the use of the Included Know-How for the purpose of making Products for human use for sale inside the Territory.

         6.10 Customer Contracts. A complete and accurate list of each Customer Contract pursuant to which Seller or its Affiliates is, immediately prior to the date of this Agreement, selling any of the Products, either with or without other products of Seller and its

Affiliates, to third party buyers is attached hereto as Exhibit B. Seller shall provide, pursuant to Section 2.5(g), to Buyer a complete and accurate copy of each such Customer Contract except that such copies may have information redacted as provided in Section 2.5(g). After the Closing Date, Seller and Buyer shall use their mutual Commercially Reasonable Efforts to obtain the release of Seller and/or its Affiliate(s) from any further obligation with respect to the Products under each of the Customer Contracts, except that Seller will continue to comply with the Customer Contracts in respect to its obligations thereunder relating to products other than the Products and events and actions, omissions or contractual obligations of Seller occurring or accruing prior to the Closing Date other than filling customer orders not filled as of the Closing Date. The Parties understand and agree that, because the right to sell the Products is being transferred to Buyer pursuant to this Agreement, after the Closing Date, Seller will no longer have the right to sell the Products under the Customer Contracts. Buyer covenants and agrees that it will continue to honor all of Seller's and its Affiliates' commitments made in each such Customer Contract with respect to supplying the Products after the Closing Date, including, without limitation, the sale prices, for the Products throughout the term of each such Customer Contract. Buyer covenants that it will not terminate any Customer Contract as to any of the Products which is terminable by Buyer, other than for uncured breach by the third party buyer, except on at least sixty (60) days notice to the third party buyer. Seller agrees that after the Closing Date it will not take any action with respect to any Customer Contract which will extend the term of such Customer Contract for any Product or otherwise adversely affect Buyer, or create or agree to any additional obligations, with respect to any Product, without the prior written consent of Buyer.

                                    ARTICLE 7

                                   CONDITIONS

         7.1 Conditions to Obligation of each Party to Effect the Transactions Contemplated by this Agreement. The obligation of each Party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

             (a) all consents and approvals of Governmental Authorities, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained and any waiting period (including any extension thereof) applicable to the consummation of the Agreement under the HSR Act shall have expired or been terminated; and

             (b) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority or executive order promulgated or enacted by any Governmental Authority shall be in effect that would restrain or otherwise prevent the consummation of the transactions contemplated by the Agreement.

         7.2 Conditions to the Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

             (a) Buyer shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date;

             (b) the representations and warranties of Buyer in this Agreement shall be true and correct in all material respects, as of the Closing Date with the same force and effect as though made at such time, except for changes contemplated by this Agreement;

             (c) Buyer shall have furnished to Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect that all conditions set forth in Sections 7.2(a) and (b) have been satisfied; and

             (d) Buyer shall have sufficient funds to meet its obligations under
         Section 2.4(a) hereof.

         7.3 Conditions to the Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

             (a) Seller shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing;

             (b) the representations and warranties of Seller in this Agreement shall be true and correct in all material respects, as of the Closing Date with the same force and effect as though made at such time, except for changes contemplated by this Agreement; and

             (c) Seller shall have furnished to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller to the effect that all conditions set forth in Sections 7.3(a) and (b) have been satisfied.

                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1 Indemnification.

             (a) Subject to Section 8.3, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees, agents and controlling Persons from any liability, damage, deficiency, loss, judgments, assessments, cost or expense, including reasonable attorneys' fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (being hereafter referred to in this Article VIII as "Costs"), arising from or attributable to:

                 (i) The breach of any representation or warranty made by Seller in this Agreement;

                 (ii) Any failure of Seller duly to perform or observe any covenant or agreement to be performed or observed by Seller pursuant to this Agreement;

                 (iii) The Excluded Liabilities; and

                 (iv) Except as otherwise specifically set forth in the Supply Agreements, any bodily injuries occurring before the Closing Date based upon, arising out of or resulting from the use of a Product.

             (b) Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective officers, directors, employees, agents and controlling Persons from Costs arising from or attributable to:

                 (i) The breach in any representation or warranty made by Buyer in this Agreement;

                 (ii) Any failure of Buyer duly to perform or observe any covenant or agreement to be performed or observed by Buyer pursuant to this Agreement; and

                 (iii) The Assumed Liabilities.

             (c) Seller and Buyer shall indemnify the other for all Taxes for the periods and in the manner described in Section 6.4 which shall be the sole and exclusive basis of indemnity for Taxes under this Agreement.

         8.2 Procedures.

             (a) Promptly after the receipt by any Person entitled to indemnity hereunder of notice under this paragraph 8.2, of (i) any claim or (ii) the commencement of any action or proceeding, such Person (the "Aggrieved Party") will, if a claim with respect thereto is to be made against any Party obligated to provide indemnification pursuant to this
         Article 8 (the "Indemnifying Party"), give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim, and, upon such assumption, shall cooperate fully with the Indemnifying Party in the conduct of such defense. Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such action within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom. The Aggrieved Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim or litigation. In addition, all awards and costs payable by a third party to the Aggrieved Party or the Indemnifying Party shall belong to the Indemnifying Party.

             (b) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded (subject to the limitation set forth in Section 8.3(b)) in such claim or litigation less the Minimum Loss, or shall deliver to the Aggrieved Party a surety bond in form and substance reasonably satisfactory to the Aggrieved Party in such amount, the Aggrieved Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all expenses, legal or otherwise, incurred by the Aggrieved Party in connection with the defense against or settlement of such claim or litigation. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Aggrieved Party in the defense against such claim or litigation.

         8.3 Limitations. An Aggrieved Party shall not be entitled to recover any Costs under Section 8.1(a) until the aggregate amount of the Costs suffered by the Aggrieved Party thereunder shall equal or exceed one million dollars ($1,000,000) (the "Minimum Loss"), at which time the indemnification provided under Section 8.1(a) shall apply to all Costs in excess of the Minimum Loss, and (b) the maximum liability under Section 8.1(a) for an Indemnifying Party shall not exceed ten million dollars ($10,000,000) in the aggregate.

         8.4 Indemnification as Sole Remedy. The indemnification provided in this Article 8, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy for damages available to any Aggrieved Party.

                                    ARTICLE 9

                                   TERMINATION

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

             (a) by mutual written consent of Buyer and Seller;

             (b) by Seller if the Closing shall not have occurred on or prior to September 30, 2000; or

             (c) Subject to Section 6.3, by Buyer or Seller if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

         The date on which this Agreement is terminated pursuant to any of the foregoing subsections of this Section 9.1 is herein referred to as the "Termination Date."

         9.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.1, (a) this Agreement shall forthwith become null and void, except that nothing herein shall relieve any Party from liability for breach of this Agreement prior to such termination, (b) the Marketing and Distribution Agreement shall automatically terminate, and (c) Buyer shall pay to Seller one hundred thousand dollars ($100,000) for each day that the Marketing and Distribution Agreement was in effect.

                                   ARTICLE 10

                               GENERAL PROVISIONS

         10.1 Public Statements. So long as this Agreement is in effect, none of the Parties hereto shall issue or cause the dissemination of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other Party which shall not be unreasonably withheld; provided, however, that such consent shall not be required where such release or announcement is required by applicable law or legal process. The parties agree that the press release attached hereto as Exhibit J may be released on the Closing Date.

         10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by telecopier (confirmed thereafter by certified mail) to the parties at the following addresses or at such other addresses as shall be specified by the Parties by like notice:

         (a) if to Seller:

             Wyeth-Ayerst Laboratories
             555 E. Lancaster Avenue
             St. Davids, PA  19087
             Attention:  Senior Vice President
                         Global Business Development
             Telecopier Number: (610) 688-9498

             with a copy to:

             American Home Products Corporation
             Five Giralda Farms
             Madison, New Jersey 07940
             Attention:  Senior Vice President
                         and General Counsel
             Telecopier Number: (973) 660-7155

         (b) if to Buyer:
             King Pharmaceuticals, Inc.
             501 Fifth Street
             Bristol, Tennessee  37620
             Attention:  President
             Telecopier Number:  (423) 989-8806

             with a copy to:

             King Pharmaceuticals, Inc.
             501 Fifth Street
             Bristol, Tennessee  37620
             Attention: Executive Vice President and General Counsel Telecopier Number: (423) 989-6282

         Notice so given (in the case of notice so given by mail) shall be deemed to be given and received on the third calendar day after mailing or the next business day if sent by a reputable overnight courier and (in the case of notice so given by telecopier or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

         10.3 Survival of Representations and Warranties. The respective representations and warranties of the Parties hereto shall survive the Closing and shall remain in full force and effect for a period of thirty six (36) months after the Closing Date except for those relating to Taxes, which representations and warranties shall survive until the period of the applicable statute of limitations has expired. Except for claims relating to Taxes, in no event shall any amounts be recovered from an Indemnifying Party under Article 8 or otherwise for any matter for which a written notice of claim specifying in reasonable detail the specific nature of the Costs and the estimated amount of such Costs ("Claim Notice") is not delivered to the other Party prior to the close of business on the thirty six (36) month anniversary date of the Closing Date, and the indemnities granted by Seller and Buyer in Article 8 shall terminate thirty six (36) months after the Closing Date; provided, however, that such indemnities shall survive with respect only to the specific matter that is the subject of any Claim Notice delivered in good faith within such thirty six (36) month period and otherwise in compliance with the requirements of Article 8 until the earlier to occur of (A) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

         10.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

         10.5 Waiver. At any time prior to the Closing, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the Parties hereto may be extended) by the Party that is entitled to the benefits thereof.

         10.6 Parties in Interest. This Agreement may not be assigned by a Party without the prior written consent of the other Parties hereto provided, however, that either Party may assign this Agreement without such consent in connection with the sale or other transfer for of all or substantially all of its assets. This Agreement shall not run to the benefit of or be enforceable by any Person other than a Party to this Agreement and, subject to the first sentence of this Section, its successors and assigns.

         10.7 Seller's Knowledge. When "to the knowledge of Seller" or similar phrase is used herein it shall be deemed to refer to the actual knowledge of any Executive Vice President, Sr. Vice President or Vice President of the Wyeth-Ayerst Laboratories division of American Home Products Corporation.

         10.8 Entire Agreement; Governing Law; Miscellaneous. With the exception of the Confidentiality Agreements dated April 5, 2000 by and between the Parties, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof; is not intended to confer upon any other

Person any rights or remedies hereunder; and shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the principles of conflicts of laws thereunder. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement. If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

         10.9 Waiver of Bulk Sales. The Parties waive compliance with any bulk sales or similar laws in connection with the consummation of the transactions contemplated by the Transaction Agreements.




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
         10.10 Exhibits and Schedules. All Exhibits and Schedules referred to herein form an integral part of this Agreement and are incorporated into this Agreement by reference.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                    AMERICAN HOME PRODUCTS CORPORATION



                                    By: /s/ Kenneth J. Martin
                                        ----------------------------------------
                                        Name: Kenneth J. Martin
                                        Title: Senior Vice President and Chief
                                               Financial Officer


                                    KING PHARMACEUTICALS, INC.



                                    By: /s/ Jefferson J. Gregory
                                        ----------------------------------------
                                        Name: Jefferson J. Gregory
                                        Title: President and Chief Operating
                                               Officer












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